Exhibit 10.7

SECOND AMENDED AND RESTATED EXCHANGE AND SUPPORT AGREEMENT

THIS AGREEMENT is made this 28th day of October, 2025 among HCM II Acquisition Corp., a Delaware corporation which will change its name to “Terrestrial Energy Inc.” on or around October 28, 2025 (“ParentCo”), Terrestrial Energy Canada (Call) Inc., a corporation existing under the laws of the Province of Ontario (“CallCo”), Terrestrial Energy Canada (Exchange) Inc., a corporation existing under the laws of the Province of Ontario (the “Corporation”), and, solely for purposes of Section 6.13, Terrestrial Energy Inc., a Delaware corporation formerly known as “Terrestrial Energy Delaware Inc.”, which will change its name to “Terrestrial Energy Development Inc.” on or around October 28, 2025 (“DelawareCo”).

RECITALS:

1.	In connection with an arrangement agreement (the “Arrangement Agreement”) dated December 13, 2023 among Terrestrial Energy (Ontario) Inc. (f.k.a. Terrestrial Energy Inc.), DelawareCo, CallCo and the Corporation, the Corporation issued certain classes/series of exchangeable shares (the “Original Exchangeable Securities”) to the shareholders of Terrestrial Energy Inc. pursuant to an arrangement under Section 182 of the Business Corporations Act (Ontario) (the “Arrangement”) on the terms and conditions set out in the Plan of Arrangement (as defined in the Arrangement Agreement).

2.	Pursuant to the Arrangement Agreement, DelawareCo, CallCo and the Corporation entered into the exchange and support agreement dated April 5, 2025 setting out their understanding with respect to certain rights and obligations in connection with the exchange of Original Exchangeable Securities of the Corporation for DelawareCo Shares.

3.	DelawareCo, CallCo and the Corporation subsequently entered into the amended and restated exchange and support agreement dated October 24, 2025 (the “First Amended and Restated Agreement”) amending the terms and conditions applicable to the exchange of the Exchangeable Shares following the exchange of the Original Exchangeable Securities for Exchangeable Shares pursuant to the articles of amendment dated October 24, 2025 amending the Articles of Arrangement of the Corporation.

4.	HCM II Merger Sub (the “Merger Sub”) merged with DelawareCo (the “Merger”) on October 28th, 2025 pursuant to the business combination agreement entered into among DelawareCo, ParentCo and the Merger Sub dated March 26, 2025 whereby DelawareCo, as the post-Merger, successor entity, became a wholly owned subsidiary of ParentCo.

5.	Prior to the closing of the Merger, the board of directors of DelawareCo designated the Merger a Board Designated Sale Transaction and, as a result, ParentCo is deemed to be the
“ParentCo Resulting Issuer”, as defined in, and for the purposes of, the Exchangeable Share Provisions.

6.	In connection with the Merger, the Parties (as defined herein) wish to amend and restate the terms and conditions applicable to the exchange of the Exchangeable Shares in order to remove DelawareCo as a party to the agreement and for ParentCo to become a party to the agreement and assume the appropriate representations, warranties and covenants relating to the exchange of the Exchangeable Shares for ParentCo Shares.

In consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties hereby agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions

Unless indicated otherwise, where used in this Agreement, capitalized terms used but not defined shall have the meanings specified in the Exchangeable Share Provisions as of the date hereof, and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Agreement” means this amended and restated exchange and support agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article”, “Section” or “Schedule” mean the specified Article, Section or Schedule of this Agreement.

“Automatic Exchange Right” means the benefit associated with the obligation to effect the automatic exchange of Exchangeable Shares pursuant to Section 3.2.

“Corporation Articles” means the Articles of Arrangement of the Corporation, as amended by the articles of amendment of the Corporation dated October 24, 2025, as may be amended or restated from time to time.

“DelawareCo” has the meaning given in the Recitals.

“Exchange Right” has the meaning given to it in Section 2.1.

“Exchange Right Consideration” means, in respect of each Exchangeable Share:

(a)	one Corresponding Share (as adjusted for Stock Splits, and if applicable, as adjusted for the Share Consideration Ratio); and

(b)	any Outstanding Dividend Amount, which shall be paid in the same form of the dividend or distribution that creates the Outstanding Dividend Amount, on such Exchangeable Share on the date of exchange.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set out in the Corporation Articles.

“Holders” means, collectively the holders of the Exchangeable Shares and each is referred to herein as a “Holder”.

“Immediate Family” shall mean any child, stepchild, grandchild or other lineal descendant, any parent, stepparent, grandparent or other ancestor, any spouse, former spouse, sibling, niece, nephew, uncle, aunt, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, or any Spousal Equivalent.

“Law” means any federal, state, provincial, municipal, local or foreign statute, law, by-law, ordinance, regulation, rule, code, order or rule of or duty under common law, including any statute, law, by-law, ordinance, regulation, rule, code, order or rule of or duty under common law in Canada and in any province or territory of Canada.

“Merger Sub” has the meaning given in the Recitals.

“Original Agreement” has the meaning given in the Recitals.

“Original Exchangeable Securities” has the meaning given in the Recitals.

“ParentCo” has the meaning given in the Recitals.

“ParentCo Articles” means the articles of incorporation of ParentCo, as may be amended from time to time.

“ParentCo By-Laws” means the by-laws of ParentCo, as may be amended, or restated from time to time.

“ParentCo Liquidation Event” has the meaning given to it in Section 3.1.

“ParentCo Liquidation Event Record Date” means the record date or other relevant date for determining the eligibility of holders of ParentCo Shares to participate as shareholders in a ParentCo Liquidation Event.

“Parties” means ParentCo, DelawareCo, the Corporation and CallCo; and “Party” means any one of them.

“Permitted Subsidiary” means a wholly-owned Subsidiary of ParentCo, other than the Corporation and CallCo, designated by ParentCo from time to time: (a) to exercise the Liquidation Call Right, Retraction Call Right or ParentCo Redemption Call Right; or (b) to be subject to the obligations of any Exchange Right exercised by the Holder.

“Permitted Transfer” means (a) any Transfer by a Holder of any or all of such Holder’s Exchangeable Shares to ParentCo, CallCo, or the Corporation; (b) any Transfer by a Holder of any such Holder’s Exchangeable Shares to such Holder’s Immediate Family, a trust for the benefit of such Holder or such Holder’s Immediate Family, or a partnership, limited liability company, corporation or other entity in which the Holder is the sole owner and sole Holder of voting securities; (c) any Transfer by a Holder of any or all of such Holder’s Exchangeable Shares effected pursuant to such Holder’s will or laws of intestate succession; (d) if a Holder is a partnership, limited liability company, or corporation, any Transfer by such Holder of any or all of such Holder’s Exchangeable Shares to the partners, members, retired partners, retired members, shareholders, and/or Affiliates of such Holder; provided, that no Holder may Transfer any of such Holder’s Exchangeable Shares to a Special Purpose Entity pursuant to this subsection (d); and/or (e) any Transfer of Exchangeable Shares approved by the Board of Directors as a Permitted Transfer.

“Special Purpose Entity” shall mean an entity that holds or would hold only Exchangeable Shares or has or would have a class or series of security holders with beneficial interests primarily in shares of capital stock of ParentCo (including for such purpose an entity that holds cash and/or cash equivalents intended to purchase shares of capital stock of the ParentCo).

“Spousal Equivalent” shall mean an individual who: (a) is in an exclusive, continuous, committed relationship with the relevant Holder, has been in that relationship for the twelve (12) months prior to the relevant date and intends to be in that relationship indefinitely; (b) has no such relationship with any other person and is not married to any other person; (c) shares a principal residence with the relevant Holder; (d) is at least eighteen (18) years of age and legally and mentally competent to consent to contract; (e) is not related by blood to the relevant Holder to a degree of kinship that would prevent marriage from being recognized under the law of the state in which the individual and the relevant Holder reside; and (f) is jointly responsible with the relevant Holder for each other’s common welfare and financial obligations.

“Subsidiary” of any Person means a Person controlled by:

(a)	such first Person;

(b)	such first Person and one or more Persons each of which is controlled by such first Person; or

(c)	two or more Persons each of which is controlled by such first Person,

and includes any indirect subsidiaries.

“Transfer” means any sale, transfer, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntarily and whether or not for value, and any agreement to effect any of the above, but does not include the exchange or redemption of any Exchangeable Shares under the terms of this Agreement or the Corporation Articles.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

Section 1.2 Rules of Interpretation

In this Agreement:

(a)	Consent - Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the party whose consent or approval is required will be conclusively deemed to have given its approval or consent.

(b)	Currency - Unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America.

(c)	Governing Law - This Agreement is a contract made under and is governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable in the Province of Ontario.

(d)	Headings - Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(e)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f)	Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)	Severability — If any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision will be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the application of such provision to other Parties or circumstances.

(h)	Statutory references – A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation that amends, supplements or supersedes any such statute or any such regulation.

(i)	Time — Time is of the essence in the performance of the parties’ respective obligations.

(j)	Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done are calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of the period is not a Business Day.

Section 1.3 Entire Agreement

This Agreement, together with the ParentCo By-Laws, the Corporation Articles and the ParentCo Articles, as each may be amended in accordance with its terms, constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, other than those set forth in the Partnership Agreement, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement, the ParentCo By-Laws, the Corporation Articles and the ParentCo Articles.

Article 2
EXCHANGE RIGHT

Section 2.1 Grant of Exchange Right

ParentCo grants to each of the Holders the right (the “Exchange Right”) to require ParentCo to, or at the option of ParentCo, to cause CallCo, or a Permitted Subsidiary, to purchase from each of the Holders all of the Exchangeable Shares held by such Holder on the terms set forth herein for the consideration described in Section 2.3. The Exchange Right may be exercised at any time and from time to time upon the occurrence and during the continuance of:

(a)	the failure of the Corporation to redeem all the outstanding Exchangeable Shares following a Liquidation Event as provided in the Exchangeable Share Provisions;

(b)	the failure of the Corporation to redeem all the outstanding Exchangeable Shares held by the Holder on the ParentCo Redemption Date as provided in the Exchangeable Share Provisions;

(c)	the failure of the Corporation to redeem the Retracted Shares on the Retraction Date as provided in the Exchangeable Share Provisions;

(d)	the failure of CallCo to exchange all or any part of the Exchangeable Shares held by the Holder following exercise of the Retraction Call Right as provided in the Exchangeable Share Provisions;

(e)	the failure of CallCo to exchange all or any part of the Exchangeable Shares held by the Holder following exercise of the ParentCo Redemption Call Right as provided in the Exchangeable Share Provisions; or

(f)	the failure of CallCo to exchange all or any part of the Exchangeable Shares held by the Holder following exercise of the Liquidation Call Right as provided in the Exchangeable Share Provisions.

Section 2.2 Exercise of Exchange Right

To exercise the Exchange Right, a Holder must deliver to ParentCo in person or by certified or registered mail, the certificates (along with duly executed stock powers of attorney) representing the Exchangeable Shares to be exchanged, together with a written notice stating:

(a)	that the Holder is exercising the Exchange Right;

(b)	the number and class/series of Exchangeable Shares in respect of which the Exchange Right is being exercised;

(c)	that the Holder has good title to and owns all the Exchangeable Shares free and clear of all encumbrances, other than under the Corporation Articles or applicable Law;

(d)	whether the Holder is a resident of Canada or “Canadian partnership” for the purposes of the Income Tax Act (Canada);

(e)	the names of the registered holder(s) of the ParentCo Shares to be reflected on the share certificates representing such shares immediately following the exercise of the Exchange Right and the applicable share registers of ParentCo; and

(f)	the name and address of the Person to whom the share certificates referred to above is to be delivered.

Section 2.3 Delivery of Exchange Right Consideration

ParentCo (or if applicable, CallCo or a Permitted Subsidiary) will, as soon as reasonably practical and, in any event, no later than fifteen Business Days following receipt of the notice of exercise of the Exchange Right and the certificates (along with duly executed stock powers of attorney) representing the Exchangeable Shares to be exchanged, along with any other documentation reasonably required by ParentCo, deliver or cause to be delivered to the Holder (or any other Persons properly designated by the Holder) the Exchange Right Consideration for each Exchangeable Share in respect of which the Exchange Right is exercised.

Section 2.4 Effect of Exercise

Immediately upon receipt by ParentCo of the notice of the exercise of the Exchange Right and the certificates (along with duly executed stock powers of attorney) representing the Exchangeable Shares to be exchanged:

(a)	the exchange is deemed to have occurred;

(b)	the Holder is deemed to have transferred to CallCo (or if applicable, a Permitted Subsidiary) all of its interest in the Exchangeable Shares; and

(c)	the Holder is deemed to be the holder of the ParentCo Shares and other consideration comprising the Exchange Right Consideration.

Section 2.5 Deemed Exercise of Exchange Right Subsequent to Retraction

If a Holder requires that the Corporation redeem the Holder’s Retracted Shares and is notified by the Corporation that the Corporation is not permitted, as a result of solvency requirements or other provisions of applicable Law, to redeem all Retracted Shares, then, if the Retraction Call Right has not been exercised with respect to the Retracted Shares, the Retraction Request will constitute the exercise of the Exchange Right with respect to those Retracted Shares that the Corporation is unable to redeem. In any such event, the Corporation will immediately notify the Holder of the prohibition against the Corporation redeeming all of the Retracted Shares, and will immediately notify ParentCo of the exercise of the Exchange Right (which notice will constitute the notice of exercise of the Exchange Right for purposes of Section 2.2).

Section 2.6 Conditional Exercise of ParentCo Redemption Call Right upon a Sale Transaction or a Qualified Public Offering

ParentCo and CallCo will use all commercially reasonable efforts to ensure that any exercise of the ParentCo Redemption Call Right as provided in the Exchangeable Share Provisions is effective only immediately prior to, and is conditional upon, the closing of a ParentCo Sale Transaction.

Article 3
AUTOMATIC EXCHANGE RIGHT

Section 3.1 Notice of ParentCo Liquidation Event

ParentCo will give each Holder and the Corporation written notice of each of the following events (each, a “ParentCo Liquidation Event”) at the time set forth below:

(a)	in the event of any determination by the board of directors of ParentCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to ParentCo or to effect any other distribution of assets of ParentCo among its shareholders for the purpose of winding up its affairs, at least ten Business Days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(b)	as soon as practicable following the earlier of (A) receipt by ParentCo of notice of, and (B) ParentCo otherwise becoming aware of, any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of ParentCo or to effect any other distribution of assets of ParentCo among its shareholders for the purpose of winding up its affairs, in each case where ParentCo has failed to contest in good faith any such proceeding commenced in respect of ParentCo within ten Business Days of becoming aware thereof.

Section 3.2 Automatic Exchange

Not later than the fifth Business Day prior to the ParentCo Liquidation Event Record Date:

(a)	ParentCo (or if designated by ParentCo, CallCo or a Permitted Subsidiary) will deliver or cause to be delivered to each Holder the Exchange Right Consideration for each Exchangeable Share held by such Holder;

(b)	each Holder will be deemed to have transferred to ParentCo, CallCo or a Permitted Subsidiary, as set out in the notice delivered pursuant to Section 3.1, as the case may be, all of the Holder’s interest in the Exchangeable Shares (which shall be free and clear of all liens and encumbrances, other than under the Corporation Articles or applicable Law) and will cease to be a holder of those Exchangeable Shares;

(c)	each Holder will be deemed to be the holder of ParentCo Shares and other consideration comprising the Exchange Right Consideration; and

(d)	the certificates held by each Holder previously representing the Exchangeable Shares will be deemed to represent ParentCo Shares and such other consideration comprising Exchange Right Consideration, with each such action or delivery to be null and void if the ParentCo Liquidation Event does not actually occur.

Section 3.3 Certificates

Upon the request of any Holder and the evidence of surrender by such Holder of Exchangeable Share certificates (along with duly executed stock powers of attorney) that represent the Holder’s Exchangeable Shares, as provided in Section 3.2, ParentCo will deliver evidence to such Holder of the issuance of share certificates representing shares of ParentCo Shares issued upon exchange of the Exchangeable Shares registered in the name of such Holder.

Article 4
ECONOMIC EQUIVALENCE

Section 4.1 Economic Equivalence — ParentCo Obligations

ParentCo will not, without the written approval of the Holders of two-thirds of the outstanding Exchangeable Shares (excluding any such Exchangeable Shares held by ParentCo, CallCo or a Permitted Subsidiary):

(a)	declare or make a dividend or distribution (other a dividend or distribution consisting of an issuance referred to in Section 4.1(b)) on the Corresponding Shares unless the Corporation simultaneously declares, pays or makes, as the case may be, the same per ParentCo Share (as adjusted for the Share Consideration Ratio) dividend or distribution on the Corresponding Exchangeable Shares as provided in Section 2.1 of the Exchangeable Share Provisions in U.S. dollars, or the Canadian Dollar Equivalent (at the discretion of the Board of Directors);

(b)	make a dividend or distribution on the Corresponding Shares to be made in Corresponding Shares, unless a corresponding and contemporaneous and economically equivalent (as determined in good faith by the Board of Directors) subdivision of the outstanding Corresponding Exchangeable Shares is made (as provided in Section 2.1 of the Exchangeable Share Provisions);

(c)	make a distribution on the Corresponding Shares in property (including, without limitation, rights, options or warrants to purchase Corresponding Shares) other than cash or Corresponding Shares, unless the Corporation simultaneously declares, pays or makes, as the case may be, the same or economically equivalent (determined in accordance with the Exchangeable Share Provisions) to the type and amount of property declared as a dividend or other distribution by way of an in specie dividend on the Corresponding Exchangeable Shares (as provided in Section 2.1 of the Exchangeable Share Provisions);

(d)	effect:

(i)	a subdivision or change of the outstanding Corresponding Shares into a greater number of Corresponding Shares;

(ii)	a reduction, combination, consolidation or change of the outstanding Corresponding Shares into a lesser number of Corresponding Shares;

(iii)	a reclassification or other change of Corresponding Shares; or

(iv)	an amalgamation, merger, reorganization or other transaction affecting the Corresponding Shares,

unless the same or an economically equivalent change (determined in accordance with the Exchangeable Share Provisions) is simultaneously made to the Corresponding Exchangeable Shares (if any such change is necessary to retain economic equivalence), as determined in good faith by the Board of Directors.

Section 4.2 Covenants Regarding Exchangeable Shares

ParentCo and the Corporation will:

(a)	use commercially reasonable efforts to cause the declaration date, record date and payment date for a dividend on the Exchangeable Shares to be the same as the declaration date, record date and payment date, respectively, for the corresponding distribution on ParentCo Shares;

(b)	use commercially reasonable efforts to advise each Holder sufficiently in advance of any ParentCo Sale Transaction or Liquidation Event to allow the Holder to exercise its rights of retraction pursuant to the Exchangeable Share Provisions to receive ParentCo Shares immediately prior to any such event or date;

(c)	duly and timely perform all of their respective obligations, and take all actions and do all things as are necessary or desirable to enable and permit each other to perform their respective obligations under the Exchangeable Share Provisions and this Agreement; and

(d)	use commercially reasonable efforts to cause any redemption of Exchangeable Shares of a Holder in connection with a ParentCo Sale Transaction, in each case if requested by a Holder, to be effective only immediately before consummation of, and conditional upon, the closing of the ParentCo Sale Transaction.

Section 4.3 Additional ParentCo Covenants

ParentCo will not exercise its vote as a shareholder, nor allow any direct or indirect Subsidiary to exercise its own vote as a shareholder, to initiate the voluntary liquidation, dissolution or winding-up of the Corporation nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of the Corporation, other than in circumstances that would enable the Corporation to fulfill its obligations under this Agreement or pursuant to the Exchangeable Share Provisions.

Section 4.4 Reservation of ParentCo Shares

ParentCo will at all times keep available, free from pre-emptive and other rights (other than in connection with the issuance of the Exchangeable Shares or as otherwise set out in the ParentCo By-Laws), that number of ParentCo Shares:

(a)	as is equal to the number of Exchangeable Shares issued and outstanding from time to time (as adjusted for the Share Consideration Ratio and as adjusted for Stock Splits); and

(b)	as may be required to enable each of ParentCo, CallCo and the Corporation to meet its obligations under the Exchangeable Share Provisions and this Agreement and under any other security or commitment pursuant to which ParentCo may be required to issue ParentCo Shares.

Section 4.5 Delivery of ParentCo Shares

(1)	Upon notice from the Corporation (or if applicable, CallCo or a Permitted Subsidiary) of any event that requires the Corporation or CallCo or ParentCo (or if applicable, a Permitted Subsidiary), or upon the occurrence of any event that requires ParentCo to deliver ParentCo Shares to a Holder, ParentCo will, as soon as practicable, and in any event within fifteen Business Days (or such earlier date as is required in connection with a ParentCo Sale Transaction or ParentCo Liquidation Event), following receipt of any documentation reasonably required by ParentCo, issue and deliver (or cause to be issued and delivered) evidence of the issuance of the requisite number of fully paid and nonassessable ParentCo Shares free and clear of all liens, encumbrances, security interests or other adverse claims or interests, to such former Holder of the surrendered Exchangeable Shares, as the Corporation, ParentCo or CallCo (or if applicable, a Permitted Subsidiary) directs or as required by the Exchangeable Share Provisions or this Agreement.

(2)	Each Holder acknowledges and agrees that notwithstanding anything to the contrary contained herein or in the Exchangeable Share Provisions, ParentCo will not be required to issue fractional ParentCo Shares to a Holder, in satisfaction of its obligations hereunder. If any fractional interest in a ParentCo Share would be deliverable upon the exercise of the Exchange Right or the Automatic Exchange Right, as applicable, the number of ParentCo Shares issuable shall be rounded down to the nearest whole number without payment in respect of such fractional share.

Section 4.6 Provision of Funds

ParentCo shall provide, or cause to be provided, to the Corporation, CallCo and any Permitted Subsidiary with sufficient funds, assets or other property as is necessary to enable CallCo or the Corporation or such Permitted Subsidiary, as the case may be, to pay or otherwise satisfy its respective obligations under the Exchangeable Share Provisions and this Agreement.

Section 4.7 Ownership of Common Shares

Except (a) in connection with a transaction that constitutes a ParentCo Sale Transaction, or (b) with the written approval of the Holders of two-thirds of the outstanding Exchangeable Shares (excluding any Exchangeable Shares held by ParentCo, CallCo or a Permitted Subsidiary) and the prior written approval of the Corporation and ParentCo, ParentCo will control, directly or indirectly, all issued and outstanding Common Shares and all issued and outstanding shares of CallCo.

Section 4.8 Grant of Call Rights

Pursuant to the Exchangeable Share Provisions, CallCo (or if assigned by CallCo, an Affiliate) has the right to exercise the Liquidation Call Right, the ParentCo Redemption Call Right and the Retraction Call Right.

Article 5
TAX MATTERS

Section 5.1 Right to Withhold

ParentCo, CallCo, the Corporation and any Permitted Subsidiary may deduct and withhold from any consideration otherwise payable to a Holder such amounts as ParentCo, CallCo, the Corporation and any Permitted Subsidiary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or any provision of federal, provincial, local or foreign tax Law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts are to be treated for all purposes as having been paid to a Holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Each Holder hereby agrees to indemnify and hold harmless the Corporation, ParentCo, CallCo, Terrestrial Energy (Ontario) Inc. and any Permitted Subsidiary from and against any liability with respect to the taxes, interest, or penalties that may be asserted by reason of any such Person’s obligation to deduct and withhold from any dividend or other amount otherwise payable or allocable to any Holder. To the extent that the amount so required or permitted to be deducted or withheld from any payment to the Holder exceeds the cash portion of the consideration otherwise payable to a Holder, the Holder will be notified in writing thereof by ParentCo, CallCo, the Corporation or a Permitted Subsidiary (as applicable) and the Holder must pay the difference (up to the amount required to be withheld by ParentCo, CallCo, the Corporation or any Permitted Subsidiary) in cash to such withholding party; failing payment of such difference within five Business Days after notice is provided to the Holder, ParentCo, CallCo, the Corporation and any Permitted Subsidiary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to ParentCo, CallCo, the Corporation or any Permitted Subsidiary, as the case may be, to enable it to comply with such deduction or withholding requirement and ParentCo, CallCo, the Corporation or any Permitted Subsidiary will notify the Holder thereof and remit to the Holder any unapplied balance of the net proceeds of such sale.

Section 5.2 Transfer Taxes

Each Holder will pay any documentary, stamp, transfer or other similar taxes that may be payable in respect of any Transfer involved in the issuance or delivery of ParentCo Shares pursuant to the exercise of the Exchange Right or the Automatic Exchange Right.

Article 6
GENERAL

Section 6.1 Transfer and Issuance Restrictions

Notwithstanding any other provision of this Agreement:

(a)	other than a transfer permitted under the Corporation Articles or this Agreement, the Holder may not transfer Exchangeable Shares to any Person unless such Person is an heir or successor to the Holder or a transferee that is transferred Exchangeable Shares pursuant to a Permitted Transfer, who, in each case, agrees in writing to be treated as a “Holder” for purposes of this Agreement concurrently with such transfer;

(b)	the Corporation will not issue any additional Exchangeable Shares to any Person unless such Person is a Holder as of the date hereof or is a direct or indirect transferee of such Holder.

Section 6.2 Acknowledgement

Each Holder acknowledges that any ParentCo Shares issued in exchange for the Exchangeable Shares may be: (a) considered “restricted securities” under the U.S. Securities Act; and/or (b) otherwise subject to restrictions on transfer such that the shares may not be resold unless pursuant to an effective registration statement or pursuant to an available exemption from registration under the U.S. Securities Act and applicable state securities Laws.

Section 6.3 Voting Covenants

(a)	In the event the holders of the Exchangeable Shares are entitled to vote on any shareholder resolution (whether separately as a class/series or together with the holders of other classes/series of shares) pursuant to the Corporation Articles or applicable Law, each Holder covenants and agrees to vote its Exchangeable Shares as directed by ParentCo, unless the subject matter of such shareholder resolution would adversely affect the rights, preferences, privileges, benefits or restrictions attached to the Exchangeable Shares or the rights, preferences, privileges or benefits of the Holders of the Exchangeable Shares (other than ParentCo, CallCo and its Affiliates) pursuant to this Agreement or the Corporation Articles.

(b)	ParentCo and CallCo shall not, and shall cause its Subsidiaries not to, without the approval of Holders of two-thirds of the outstanding Exchangeable Shares, take any action which would adversely affect the rights, preferences, privileges, benefits or restrictions attached to the applicable class/series of Exchangeable Shares or the rights, preferences, privileges or benefits of the Holders of the applicable class/series of Exchangeable Shares (other than ParentCo, CallCo and its Affiliates) pursuant to this Agreement.

(c)	Each of ParentCo and CallCo covenants and agrees that it shall not, and shall cause its Affiliates not to, exercise any voting rights or consent or approval rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions, this Agreement, or pursuant to the provisions of the Business Corporations Act (Ontario) (or any successor or other corporate statute by which the Corporation may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares or in respect of consents or approvals sought from the Holders of Exchangeable Shares, provided however, for further clarity, that this Section 6.3(c) shall not in any way restrict ParentCo’s, CallCo’s and/or its Affiliates’ right to vote any common shares of Corporation held by them in accordance with the Exchangeable Share Provisions.

Section 6.4 Compliance with other Instruments

ParentCo will cause CallCo, the Corporation and each Permitted Subsidiary to comply with the Exchangeable Share Provisions and this Agreement.

Section 6.5 Changes in Capital of ParentCo and the Corporation

At all times after the occurrence of any event as a result of which the ParentCo Shares or the Exchangeable Shares are in any way changed, this Agreement will be amended and modified as necessary in order that it will apply with full force and effect to all new securities into which the ParentCo Share or the Exchangeable Shares, respectively, are so changed.

Section 6.6 Term

This Agreement is effective as of the date of this Agreement and terminates when no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than ParentCo and its Affiliates, including CallCo.

Section 6.7 Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any party), legal representatives and permitted assigns as contemplated in Section 6.11.

Section 6.8 Notices to Parties

All notices, requests, consents and demands must be in writing and must be personally delivered (effective upon receipt), faxed or e-mailed (effective upon receipt of the fax or e-mail in complete, readable form), or sent via a reputable overnight courier service (effective the following Business Day):

(a)	if to ParentCo, DelawareCo, CallCo or the Corporation, to:

Terrestrial Energy Inc.

2730 W. Tyvola Road

Suite 100

Charlotte, NC 28217

Attention: Steve Millsap

Email:       smillsap@terrestrialenergy.com

with a copy to:

Stikeman Elliott LLP

199 Bay Street

Suite 5300

Commerce Court West

Toronto, Ontario M5L 1B9

Attention: Kevin Smyth / Spencer Burger

Email:       ksmyth@stikeman.com / sburger@stikeman.com

and a copy to:

Bryan Cave Leighton Paisner LLP

One Atlantic Center, 14th Floor

1201 W. Peachtree Street, NW

Atlanta, Georgia 30309-3471

United States

Attention: Amy Taylor Wilson / Jonathan Nesher

Email:       amy.wilson@bclplaw.com / jonathan.nesher@bclplaw.com

(b)	and if to a Holder of the Exchangeable Shares, to his, her or its address as set out in the books and records of the Corporation.

Section 6.9 Amendment

No amendment, supplement, modification, or termination of this Agreement is binding without the written approval of the Holders of two-thirds of the outstanding Exchangeable Shares and the prior written approval of ParentCo, CallCo and the Corporation, and no consent or approval by any Party will be binding unless delivered in writing to the other Parties hereto; provided that any amendment, supplement, or modification of this Agreement that is administrative or clerical in nature shall not require approval by Holders of Exchangeable Shares; provided that such amendment, supplement, or modification does not adversely impact the rights of the Holders of Exchangeable Shares.

Section 6.10 Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement, at any other time.

Section 6.11 Assignment

No party may assign any rights or obligations under this Agreement without the written approval of the Holders of two-thirds of the outstanding Exchangeable Shares and the prior written consent of ParentCo, CallCo and the Corporation, provided that ParentCo and CallCo may assign its rights and obligations hereunder to any Permitted Subsidiary without notice to the Holders (as contemplated by the Exchangeable Share Provisions) provided that ParentCo and CallCo shall continue to be liable for the performance of any such obligations so assigned.

Section 6.12 Third Party Beneficiaries

The Parties acknowledge and agree that the provisions of this Agreement are intended as stipulations for the benefit of the each of the Holders (for which the Corporation hereby confirms that it is acting as agent on behalf of the Holders) and that the stipulations for the benefit of the Holders set out herein shall not be revoked, and that the acceptance by the Holders of such stipulations shall be deemed to have occurred, it being an essential condition of this Agreement that the Holders as intended beneficiaries of such stipulations shall be entitled to all rights and remedies available to them hereunder under applicable Law.

Section 6.13 Original Agreement

Subject to the foregoing terms and conditions, the First Amended and Restated Agreement is amended, restated and superseded by this Agreement.

Section 6.14 Further Assurances

The Parties will, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party will provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

Section 6.15 Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by fax or e-mail, and all such counterparts, faxes and e-mails together constitute one agreement.

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IN WITNESS OF WHICH the Parties have duly executed this Agreement.

HCM ii aCQUISITION CORP.

By:	/s/ Shawn Matthews
	Name:	Shawn Matthews
	Title:	Chief Executive Officer

terrestrial energy canada (Call) inc.

By:	/s/ Simon Irish
	Name:	Simon Irish
	Title:	Director

terrestrial energy canada (exchange) inc.

By:	/s/ Simon Irish
	Name:	Simon Irish
	Title:	Director

Terrestrial Energy Inc. only for the purposes of Section 6.13 hereof.

terrestrial energy inc.

By:	/s/ Simon Irish
	Name:	Simon Irish
	Title:	Chief Executive Officer